Rule 424(b)(3)
Registration No. 333-132201

Amendment No. 1 dated February 21, 2008 to
Pricing Supplement dated February 20, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PS80

Principal Amount (in Specified Currency): $230,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: February 20, 2008

Original Issue Date: February 26, 2008

Stated Maturity Date: February 26, 2010


Initial Interest Rate: Three month LIBOR determined on
		       February 22, 2008 plus 0.03%

Interest Payment Period: Quarterly
Interest Payment Dates: the 26th of each February, May, August,
			November and the Stated Maturity Date

Net Proceeds to Issuer: $229,954,000

Agent's Discount or Commission: 0.02%

Agents:	Morgan Stanley & Co. Incorporated
       Merrill Lynch, Pierce, Fenner & Smith Incorporated

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.03%

Spread Multiplier: N/A

Index Maturity: 3 month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: May 26, 2008

Interest Rate Reset Period: Quarterly
Interest Reset Dates: the same day as the related Interest
		      Payment DateInterest Determination Date: the second London Banking Day preceding each
Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Toyota Financial Services Securities USA Corporation (the "Distribution Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell $170,000,000 in principal amount of the Notes at 99.98% of their principal amount and Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell $60,000,000 in principal amount of the Notes at 99.98% of their principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of Morgan Stanley and Merrill Lynch to purchase the Notes are several and not joint, and in the event of a default by either of Morgan Stanley or Merrill Lynch, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Morgan Stanley and Merrill Lynch is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.

Settlement

The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fourth Business Day following the Trade Date (such settlement cycle being herein referred to as ''T+4''). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the Trade Date should consult their own advisors.